Exhibit 5.1

March 9, 2017

Nordstrom, Inc.

1617 Sixth Avenue

Seattle, Washington 98101

Re:	4.00% Senior Notes due 2027

5.00% Senior Notes due 2044

Ladies and Gentlemen:

We have acted as counsel to Nordstrom, Inc., a Washington corporation (the “Company”) in connection with the Registration Statement on Form S-3 (File No. 333-198408) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and the issuance by the Company of $350,000,000 aggregate principal amount 4.00% Senior Notes due 2027 (the “2027 Notes”) and $300,000,000 aggregate principal amount 5.00% Senior Notes due 2044 (the “2044 Notes” and, together with the 2027 Notes, the “Notes”) pursuant to the Underwriting Agreement, dated March 6, 2017 (the “Underwriting Agreement”), between the Company and the several underwriters named therein. The Notes are being issued under the indenture dated as of December 3, 2007 (the “Indenture”), between the Company and Wells Fargo Bank, National Association (the “Trustee”).

We have examined the Registration Statement, the Indenture, duplicates of the global notes representing the Notes and the Underwriting Agreement. We have also examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments, and have made such other investigations, as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We have also assumed that the Indenture is the valid and legally binding obligation of the Trustee.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Notes have been duly authorized, executed and issued by the Company and, assuming due authentication thereof by the Trustee, and upon payment and delivery in accordance with the Underwriting Agreement, the Notes will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

Our opinion set forth above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

We do not express any opinion herein concerning any law other than the laws of the State of Washington and the State of New York.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated March 9, 2017. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

Lane Powell PC

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